UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 25, 2022

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36033	98-1226628
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification Number)
Incorporation)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Share $0.00001 Par Value	TBPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events

As previously announced, on July 26, 2022, Theravance Biopharma, Inc. (the “Company”) commenced a tender offer (the “Offer”) to purchase for cash any and all of the outstanding 3.25% Convertible Senior Notes due 2023 of the Company (the “Convertible Notes”) in an amount equal to $1,000 per $1,000 principal amount of Convertible Notes. Pursuant to the terms of the Offer, the Company would also pay all accrued and unpaid interest on purchased Convertible Notes from and including the last interest payment date of May 1, 2022 up to, but not including, the settlement date for the Offer (“Accrued Interest”).

The Offer expired at 5:00 p.m., New York City Time, on August 23, 2022 (the “Expiration Time”). As of the Expiration Time, $230,000,000 in aggregate principal amount of the Convertible Notes, representing 100% of the outstanding Convertible Notes, were validly tendered and not validly withdrawn pursuant to the Offer. The Company has accepted for purchase all of the Convertible Notes that were validly tendered and not validly withdrawn at or prior to the Expiration Time. The purchase price per $1,000 principal amount of Convertible Notes validly tendered and accepted for purchase pursuant to the Offer was $1,000, and the Company also paid all Accrued Interest. The Company settled the Offer on August 25, 2022 and paid to the Holders aggregate consideration of approximately $232.4 million, including the Accrued Interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: August 25, 2022	By: /s/ Andrew A. Hindman
Andrew A. Hindman
Chief Financial Officer